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    Exhibit (10)(i)     Agreement for In-Hospital Dialysis Services between
                        Dialysis Services of Pennsylvania, Inc. - Lemoyne and Pinnacle Health Hospitals dated June 1, 1997. [*]


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                                CONFIDENTIAL TREATMENT
                     AGREEMENT FOR IN-HOSPITAL DIALYSIS SERVICES

    THIS AGREEMENT IS MADE AND ENTERED INTO THIS 1ST DAY OF JUNE, 1997 BY AND BETWEEN PINNACLE HEALTH HOSPITALS (HEREINAFTER "HOSPITAL"), A LICENSED CARE, NON-PROFIT PENNSYLVANIA CORPORATION LOCATED AT 111 SOUTH FRONT STREET, HARRISBURG, PENNSYLVANIA, 17010, AND DIALYSIS SERVICES OF PENNSYLVANIA, INC. - LEMOYNE (HEREINAFTER "PROVIDER"), A PENNSYLVANIA CORPORATION LOCATED AT 27 MILLER STREET, LEMOYNE, PENNSYLVANIA 17043.

1. INDEPENDENT CONTRACTOR RELATIONSHIP. The relationship between Hospital and Provider hereunder is, and shall remain, one of independent contractor. Nothing in this Agreement shall constitute the parties as joint venture's, partners, employees or acting as other than independent contractors; nor is either party agent of or for the other, nor has the right to bind the other party or make promises or representations on behalf of the other. Each party agrees to be responsible only for the acts of its own agents or employees, when acting within the scope of their agency or employment in
    performing this Agreement.   Hospital and its employees shall have no claim
    against Provider and Provider and its employees shall have no claim against Hospital for vacation pay, sick leave, retirement benefits, social security, workers compensation, disability or unemployment insurance benefits, or employee benefits of any kind.

    Provider shall employ its own means and methods and exercise its own professional judgment in the performance of the services it is to render hereunder and Hospital shall have no right of control or direction with respect to such means or services. Provider shall use due care to provide high quality professional treatment in connection with the services to be provided hereunder.

2. SERVICES. In-Hospital Dialysis Services (hereinafter referred to as "Services") shall be interpreted to include and be limited to the performance of inpatient hemodialysis services, acute and chronic, peritoneal dialysis (CAPD and CCPD, start up only), continuous Arteriovenous Hemofiltration, and administration of streptokinase
    (urokinase) for the purpose of declotting hemodialysis catheters.   The
    Services shall be performed by Provider under this Agreement at Hospital's principle place of business, Harrisburg Hospital, 111 South Front Street, Harrisburg Pennsylvania, 17010, unless otherwise agreed to by the parties hereto.

    A. During the term of this Agreement, in addition to the services, Provider shall provide the following:

         (1) All non-disposable equipment necessary for and specific to the performance of Services, and routine maintenance and repair of same.

         (2) All disposable supplies for and specific to the performance of Services, including artificial kidneys, blood tubing and dialysate concentrate, but excluding subclavian and femoral access catheters.

         (3) All initial training of patient care staff to the extent deemed necessary by both parties for the provision of quality Services.

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         (4)  Ongoing continuing education and quality assurance activities mutually agreed upon to ensure that the proper quality of patient care is maintained.

         (5) Training and education, hospital - or unit-wide in a mutually agreed upon manner as deemed appropriate by Hospital.

    B. During the term of this Agreement, Hospital shall provide the following:

         (1) Designated, adequate, sanitary and reasonable space within Hospital premises sufficient for equipment, supply storage, and for the performance of Services.

         (2) Any equipment non-specific to any of the Services which may be deemed necessary in particular instances (e.g., I.V. pumps, portable cardiac monitor), along with any disposable supplies for Hospital's patients.

         (3) Pharmaceutical and intravenous products necessary for the provisions of Services, to include all priming and replacement fluids, blood products, drugs and medications for topical, oral, sublingual, subcutaneous, intramuscular or intravenous use.

         (4) Continued supply of utilities, linen, building maintenance and housekeeping for all of its premises. Such utilities will include suitable standard water connections and drains as necessary for the use of Services equipment.

         (5) Adequate supply of potable water and routine dialysate and water cultures in accordance with AMMI standards.

         (6) Plumbing fittings suitable for the connection of Provider medical and Services equipment.

         (7) Adequate parking free of charge to Provider personnel assigned to work at Hospital with identification badges/cards, if necessary, to insure easy and immediate access of Provider staff and personnel to Hospital.

3. EMPLOYEES. Provider will provide the following staff members for provision of Services as appropriate to this Agreement.

    A. A Services Coordinator qualified to perform and teach all Services procedures.

    B. A Dialysis Technician qualified to perform equipment and machinery maintenance and repair or a manufacture repair agreement.

    C. Dialysis staff qualified to perform hemodialysis and/or to undergo training for the performance of hemodialysis and other Services procedures covered by this Agreement, including a dialysis R.N. as primary care giver ("Primary Care Giver"), L.P.N.s or technicians who will support and work under the supervision of the Primary Care Giver.

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    All employees of Provider will comply with those federal, state and local policies, laws, rules and regulations governing their practice and subject to the last paragraph of Section 1 hereof, will comply with Hospital rules and regulations governing conduct and practice within Hospital premises; provided Hospital advises Provider of such rules and regulations thirty
    (30) days in advance, and such rules and regulations are not in conflict with Provider's judgment of good professional medical treatment particularly providing the Services; provided, if such rules and regulations are in conflict, then Provider will notify the Hospital within fifteen (15) days of receipt of any such Hospital rules and regulations.

4.  FEES AND BILLING.

    A. Fees and rates to be paid to Provider for Services are as set forth in Schedule of Fees, Schedule A attached. The Schedule of Fees shall not be changed without the mutual written consent of the Hospital and Provider.


    B. Billing and Services information will be submitted by Provider to Hospital on a current basis so that Hospital can bill its patients, Medicare, Medicaid, or other third-party payor on a current basis. Hospital patient charges shall be billed solely by Hospital.

    C. Provider shall submit an invoice for Services rendered during each month by the fifth (5th) day of the next immediate successive month. Hospital shall remit payment to Provider for Services within thirty
         (30) days of billing.

    D. Payments due Provider as provided for herein shall not be dependent upon or subject to Hospital patient billings, patient payments, insurance charges, or collection by Hospital of any charges, but rather such obligation for payment to Provider by Hospital for Services in accordance with this Agreement shall remain the obligation of Hospital to Provider in accordance with the billing procedure as set forth herein.

    E. Provider agrees to make available to the Secretary of Health and Human Services ("HHS"), the Comptroller General of the Government Accounting Office ("GAO"), Hospital and Intermediary, or their authorized representatives, all contracts, books, documents and records that are necessary to verify the nature and extent of the costs for providing the Services hereunder for a period of four (4) years after the furnishing of Services. In addition, Provider hereby agrees, if Services are to be provided by subcontract with a related organization, to require by contract that such subcontractor make available to the HHS, GAO, Hospital and Intermediary, or their authorized representatives, all contracts, books, documents, and records that are necessary to certify the nature and extent of the costs thereunder for a period of four (4) years after the furnishing of Services thereunder. This Section 4E is included pursuant to and is governed by the requirements of Public Law 96-499, Sec. 952 (Sec. 1861(v)(i) of the Social Security Act) and the

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         regulations promulgated thereunder.  No attorney-client or other legal privilege will be deemed to have been waived by Hospital or Provider by virtue of this Agreement.



5.  HOSPITAL'S RESPONSIBILITY.

    A. GENERAL OPERATIONS AND PATIENT CARE. Hospital shall be responsible for its entire operations, procedures and patients and shall comply with all rules, regulations and standards of the federal, state and local government authorities and agencies governing the operation of Hospital and the care of its patients, none of which shall be the responsibility nor assumed by Provider or its personnel.

    B. PATIENT CARE. Responsibility for all patients of Hospital, including patients in need of Services, which shall include but not be limited to their diagnosis, care, medical condition and treatment, shall be solely that of Hospital and Hospital's physicians and other authorized Hospital personnel, and during such time that the Provider personnel are used to perform Services treatments to the Hospital's patients pursuant to this Agreement, Hospital will have a Licensed Registered Nurse on the floor of the Hospital where such Services treatments are performed.

    C. REFERRAL. All patients referred to Provider by Hospital for Services treatments shall be patients of a physician licensed to practice medicine in the State of Pennsylvania with a specialty in the field of nephrology; and such physicians shall be members in good standing of the medical staff of Hospital or otherwise have Hospital admitting privileges.

    D. BOOKKEEPING. Hospital shall establish and maintain all necessary books, records and other memorandum with regard to the Services treatments and shall be responsible for services, including but not limited to the Services treatments, whether such fees were generated by services of Provider or Hospital personnel.

6.  INSURANCE AND INDEMNIFICATION.

    A. During the term of this Agreement, Provider shall obtain and keep in force property insurance covering all equipment owned or controlled by it on Hospital premises; and comprehensive general liability insurance for the space utilized by Provider for rendering Services in an amount not less than $1,000,000 per occurrence and $3,000,000 in the aggregate and professional liability insurance (malpractice insurance) in an amount of $1,000,000/$3,000,000 per claim covering Provider Services to patients of the Hospital under this Agreement.

    B. Hospital represents that it maintains and shall continue to maintain all appropriate general liability and medical malpractice insurance adequate in character and amount, with reputable insurance companies covering its operations and sufficient to protect its interests.

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         Upon request, each party will supply the other party with certificates of insurance evidencing the foregoing coverages.




    C. Hospital agrees to indemnify and hold Provider, its officers, directors, affiliates, shareholders and personnel harmless against any liability, claim, or action arising by virtue of the negligence or deliberate act of Hospital, or its physicians, agents, servants, employees, or other personnel affiliated with it (for purposes of this indemnification collectively referred to as "Hospital"). This indemnification includes all obligations, liabilities, actions, suits, proceedings, demands, assessments, judgments, damages and settlements as well as costs incidental thereto (including but not limited to attorney's fees and costs) arising out of any litigation affecting Provider or its officers, directors, affiliates, shareholders or personnel, which litigation results from the negligence or deliberate act(s) of Hospital.


    D. Provider agrees to indemnify and hold Hospital, its officers, directors, affiliates, shareholders and its personnel harmless against any liability, claim or action arising by virtue of the negligence or deliberate act of Provider or its agents, servants, employees, or other personnel affiliated with it (for purposes of this indemnification collectively referred to as "Provider") in performing the Services as provided for herein. This indemnification includes all obligations, liabilities, actions, suits, proceedings, demands, assessments, judgments, damages and settlements as well as costs incidental thereto (including but not limited to attorney's fees and costs) arising out of any litigation affecting Hospital or its personnel, which litigation results from the negligence or deliberate act of Provider in performing the Services as provided herein.

7.  STANDARDS OF PROFESSIONAL PRACTICE.

    A. In the event that any disagreement arises concerning the standards of professional practice maintained by Provider or the quality of Services rendered by Provider, such disagreement shall be subject to a good faith meeting between the parties to resolve such disagreement.


8.  MISCELLANEOUS.

    A. Subject only to the terms hereof, and during the term hereof, Provider will have the exclusive right to perform the Services at Hospital as provided in the Agreement.


    B.   Provider shall not be liable (except as stated in this sub-paragraph
         B) for delays or non-performance of its obligations under this Agreement if such delays or non-performance are caused by events or circumstances such as strikes or labor shortages, fires, traffic conditions or accidents, inability to obtain supplies or

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         equipment, and governmental acts and regulations which are beyond the control of Provider. In the event of any such delay or non-performance, however, Hospital shall have the right to obtain the Services required herein by or through any other means available to Hospital, and if such delay or non-performance is not caused, directly or indirectly, by Hospital or its agents, servants, employees or representatives, then during any such delay or period of non-performance that Hospital obtained other services, Provider shall be liable to Hospital for costs incurred by Hospital in excess of the fees set forth in the attached Schedule of Fees, provided Hospital used due diligence to obtain such alternative services at a reasonable cost.
    C. Provider shall establish and maintain all necessary books, records and other memoranda in accordance with the Hospital's requirements, which records shall be promptly prepared and shall be the property of the Hospital.

9. LEGISLATIVE LIMITATIONS. In the event Medicare, Medicaid, CHAMPUS, or any third-party payor, or any other federal, state or local laws, rules, regulations, or interpretations (collectively "Legislation") at any time during the term of this Agreement prohibit, restrict, or in any way substantially change the method or amount of reimbursement or payment for Services under this Agreement, then this Agreement shall, in good faith, be negotiated for amendment by the parties to provide for payment of compensation in a manner consistent with any such prohibition, restriction, or limitation. If the Agreement is not amended prior to the effective date of such rule, regulation, or interpretation, this Agreement shall terminate as of the effective date of such Legislation.

10. NOTICE. All notice hereunder shall be sufficiently given and shall be deemed given when mailed by certified mail, postage prepaid, addressed as follows:

         Hospital:      Pinnacle Health Hospitals
                        111 South Front Street
                        Harrisburg, Pennsylvania 17010
                        Attention:  Susan A. Edwards, Vice President

         Copy to:       Mark Van Blargan, Esq.
                        General Counsel
                        Pinnacle Health Hospitals
                        2601 N. 3rd Street
                        Harrisburg, Pennsylvania 17110

         Provider:      Dialysis Services of Pa, Inc. - Lemoyne
                        27 Miller Street - Suite 100
                        Lemoyne, Pennsylvania 17043
                        Attention:  Charles Coe, Vice President

         Copy to:       Bart Pelstring, President
                        402 Marvel Court
                        P.O. Box 1878
                        Easton, Maryland 21601

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                                         and

                        Lawrence E. Jaffe, Esq.
                        777 Terrace Avenue
                        Hasbrouck Heights, NJ  07604

    Either party may, by notice given hereunder, designate any further or different addresses to which subsequent notices shall be sent.

11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of Pennsylvania.

12. CORPORATE APPROVAL. Hospital and Provider each has all the requisite right, power, legal capacity and authority, corporate and otherwise, to enter into this Agreement and to assume and perform their respective obligations hereunder. The execution and delivery of this Agreement and the performance by Hospital and Provider of their obligations hereunder have been duly authorized by their respective Board of Directors and this Agreement is binding and enforceable upon the parties according to its terms. The execution, delivery and performance of this Agreement by Hospital and Provider will not result in any breach of any of the terms of or constitute a default under, or constitute an event which with notice of the passage of time or both would constitute a default under, any provision of any law to which Hospital or Provider is subject, or the articles of incorporation, By-laws of Hospital and Provider, or any mortgage, indenture, agreement, instrument, judgment, decree or rule or resolution or other restriction to which Hospital or Provider is bound. The representations as contained herein are only made by Hospital and Provider as to their own corporate acts, articles of incorporation, By-laws and related agreements and regulations, and neither makes any representations as to the others acts, articles of incorporation, By-laws, agreements and regulations.


    No action, approval, consent or authorization, including but not limited to any action, approval or consent of any shareholder, noteholder, or order of any court or governmental agency, commission, board, bureau, or instrumentality, otherwise than as specifically provided in this Agreement is necessary in order to constitute this Agreement as a valid, binding and enforceable obligation of the parties hereto in accordance with its terms.

13. ARBITRATION. In the event of any dispute of the terms of this Agreement which the parties cannot resolve themselves, then such dispute shall be submitted to the American Arbitration Association in Harrisburg, Pennsylvania or the closest metropolitan area thereto, and proceed and be conducted in accordance with the then existing rules of the American Arbitration Association. The arbitration shall be initiated by a written request of one party served on the other party within thirty (30) days of the failure to cure or resolve any dispute, and within ten (10) days of the delivery of the arbitration demand, each party shall select on arbiter, and those two arbiters shall select a third independent arbiter. The three arbiters shall hear the dispute and the decision of any two of them shall be final. The arbiters shall award costs of the arbitration, including reasonable counsel fees, between the parties as the arbiters deem appropriate. Any decision made by the arbiters shall be enforceable as a final binding decision as if it were a final and binding decision of a court of competent jurisdiction and may be entered in any court having jurisdiction.

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14. ASSIGNMENT.  Neither party may assign their rights under this Agreement without the prior written consent of the other party; provided, however, that the sale of substantially all of its assets, or any merger, combination or sale of a controlling interest of such party shall not be deemed an assignment of such party's interest in this Agreement, provided the new or succeeding entity remains bound by the terms of this Agreement.





15. TERM AND TERMINATION.

         A. This Agreement shall be effective as of June 1, 1997, and shall continue in full force and effect for a term of one (1) year and shall be automatically self-renewing for successive terms of one
              (1) year unless terminated as hereinafter provided.

         B. Either party may terminate this Agreement upon written notice to the other under any of the following conditions:

                   (1)  Without cause upon ninety (90) days written notice;

                   (2) In the event of the dissolution or liquidation of the party or the filing by either party of a voluntary petition in bankruptcy, or failure by either party promptly to remove any execution, garnishment or attachment of such consequences as will impair its ability to carry out its obligations under this Agreement, or the commission by either party of any act of bankruptcy, or adjudication of either party as a bankrupt, or an assignment by either party for the benefit of its creditors, or the entry by either party into an agreement of composition with its creditors, or the approval by a court of competent jurisdiction of a petition applicable to either party in any proceeding for its reorganization instituted under the provisions of the general bankruptcy act and any similar bankruptcy act which may hereafter be enacted, upon thirty (30) days written notice;

                   (3) If either party assigns or attempts to assign its obligations under this Agreement (whether voluntary or involuntary), by operation of law or otherwise, subject to Section 14 hereof, then and in any event, continuation of this Agreement shall require the explicit written approval of both parties. If both parties do not so approve within sixty (60) days following the event requiring such approval, then upon thirty (30) days written notice; or

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                   (4)  In the event that a Certificate of Need is required
                        under any federal or state law, rule or regulation for the performance of this Agreement, or if Hospital's license is terminated or similarly adversely affected under any federal or state law, upon thirty (30) days written notice or by operation of law, whichever first occurs.

16. SEVERABILITY. In the event that any provision of this Agreement is held to be unenforceable for any reason, the unenforceability of that provision shall not affect the remainder of this Agreement, which shall remain in full force and effect in accordance with its terms.

17. EXECUTION IN COUNTERPARTS. This Agreement and any amendments hereto may be executed in multiple counterparts by an appropriate officer of each party for and on behalf of such party. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

18. CONFIDENTIALITY. This Agreement and its terms and provisions shall be kept confidential and shall not be disclosed to any other party, nor shall this Agreement or any part thereof be reproduced or summarized, except to the extent as required by law.

19. COMPLETE AGREEMENT. This Agreement contains all the mutually agreed upon terms and no changes may be made without specific written approval by both parties.



    IN WITNESS WHEREOF, Hospital and Provider have duly executed this Agreement on this day 30 of May 1997.




PINNACLE HEALTH HOSPITALS         DIALYSIS SERVICES OF PA, - LEMOYNE


    /s/ Susan A. Edwards                         /s/ Bart Pelstring
By:__________________________________         By:____________________________
    SUSAN A. EDWARDS, VICE PRESIDENT         BART PELSTRING, PRESIDENT


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                                                                     Schedule A

                                   SCHEDULE OF FEES
                                                      Charge per Treatment (1)

All Inpatient Hemodialysis                                 [   *   ]

Continuous Arteriovenous Hemofiltration                    [   *   ]
(CAVH) Set-Up (Excluding Filter)

Peritoneal Dialysis Set Up (excluding
Fluids) (Hospital Staff to monitor
Treatment)                                                 [   *   ]

Set Up Charge in Lieu of Treatment                         [   *   ]

Administration of Streptokinase (Urokinase)                [   *   ](2)

------------------------------------------------------------------------

(1) BASED ON NORMAL SERVICE HOURS OF 6:00 A.M. TO 6:00 P.M., MONDAY THROUGH FRIDAY; SERVICE TREATMENTS AT OTHER TIMES OR ON SATURDAY, SUNDAY OR HOLIDAYS REQUIRE AN ADDITIONAL [*] PER TREATMENT

(2) COVERS ONE (1) HOUR OF RN TIME; IF PROCEDURE REQUIRES MORE THAN ONE (1) HOUR, EACH ADDITIONAL 30 MINUTES OR ANY PART THEREOF WILL BE PAID AT THE RATE OF [*].





ACCEPTED:                                   ACCEPTED:

                                            PINNACLE HEALTH HOSPITALS
DIALYSIS SERVICES OF PA.,-LEMOYNE


    /s/ Susan A. Edwards                        /s/ Bart Pelstring
By:____________________________________     By:__________________________
     SUSAN A. EDWARDS, VICE PRESIDENT            BART PELSTRING, PRESIDENT


[*] Confidential portions omitted have been filed separately with the Securities and Exchange Commission.


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